Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rezolve AI plc of our reports dated July 11, 2025 and July 31, 2024, relating to the financial statements of Crownpeak Technology GmbH, Dortmund, Germany, as of and for the years ended January 31, 2025 and 2024 included as an Exhibit to the Report of Foreign Private Issuer on Form 6-K dated December 15, 2025 filed with the U.S. Securities and Exchange Commission.

/s/ ba audit gmbh

Wirtschaftspruefungsgesellschaft

Berlin, Germany

December 19, 2025